Exhibit 1.5

For More Information

Investor Relations	Media Relations
Monish Bahl CDC Corporation (678) 259-8510 monishbahl@cdcsoftware.com	Scot McLeod CDC Software (770) 351-9600 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Estimates Record Revenues for the Third Quarter of 2006

Company also reconfirms full-year guidance for total revenues and adjusted net income

BEIJING, ATLANTA, October 26, 2006 — CDC Corporation (NASDAQ: CHINA) focused on enterprise software applications and online games, today announced that based on preliminary financial data, the company expects total revenues for the third quarter ended September 30, 2006 to be in the range of US$77.2 million to US$78.0 million, an increase of approximately 25 percent over the same period a year ago, and *adjusted net income to be significantly higher than reported for the third quarter of last year.

“Once again, we expect to post record quarterly revenues,” said Peter Yip, CEO of CDC Corporation. “This is especially satisfying when you consider that we just posted our best results ever in the second quarter, and the third quarter is often challenging for enterprise software companies due to the seasonal summer slowdown. We are especially pleased with the quality of the organic software revenue mix that includes nearly 50 percent of software license revenues coming from new-logo customers. As a result of our deep commitment to our customers, our surveys continue to indicate satisfaction levels well above the industry averages. As we continue to see strength across all areas of our core businesses, we are reconfirming our full-year guidance for 2006. While we are delighted that our EBITDA* margins for Q3 have almost doubled from 2005 we believe that there continues to be room for improvement in both operating and EBITDA margins. Furthermore, we are working aggressively with external financial advisors to evaluate various strategic financing alternatives to fund rapid expansion of our core businesses and to unlock shareholder value.”

As published on July 17, 2006, the company’s estimates for 2006 place total revenues in the range of US$300 million to US$305 million and *adjusted net income in the range of US$31.6 million to US$32.8 million.

The full results for the third quarter of 2006 are planned for release during the week of November 13, 2006.

• Adjusted Financial Measures
To supplement the financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”), the company uses Non-GAAP financial measures for net income and other line items, which are adjusted from results based on GAAP. These Non-GAAP measures are provided to enhance the user’s overall understanding of the company’s current financial performance and its prospects for the future. The company believes the Non-GAAP results provide useful information to both management and investors. Although the company continues to report GAAP results to investors, it believes the inclusion of Non-GAAP financial measures provides further clarity in its financial reporting. These Non-GAAP financial measures may be different from Non-GAAP financial measures used by other companies, and should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP measures.

The Company defines adjusted net income as net income adjusted for certain purchase accounting related charges and restructuring expenses. The purchase accounting related charges are primarily related to the non-cash amortization of acquisition related intangibles and non-cash tax charges related to our utilization of acquired tax net operating loss carry forwards. Restructuring charges typically result as we consolidate acquired companies to achieve operational synergies. The Company cannot at this point in time, without unreasonable efforts, quantify such purchase accounting related charges and restructuring expenses.

A reconciliation of 2005 adjusted net income to GAAP can be found in the Company’s earnings release for the full year 2005 dated April 12, 2006.

EBITDA excludes interest income and expenses, taxes, depreciation, amortization of acquired intangible assets, restructuring charges and stock based compensation expenses.

The estimates presented in this press release are preliminary and unaudited. The company is in the process of completing its regular quarterly financial statements closing and reporting process and adjustment to the estimates set forth in this press release may be identified as a result of this process.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games
CDC Games Limited is focused on building a diversified mix of online game assets and strategic alliances and is a business unit of CDC Corporation. CDC Games is one of the market leaders of online and mobile games in China with over 37 million registered users.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company’s industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. CDC Software is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About China.com Inc.
China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Mobile
CDC Mobile is focused on providing MVAS products to subscribers in China and is a business unit of CDC Corporation.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues, non-GAAP net income, EBITDA and operating margins and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful Advanced Mobile Products; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (h) the possibility of development or deployment difficulties or delays; (i) the dependence on customer satisfaction with the company’s software products and services; (j) continued commitment to the deployment of the enterprise software solutions; (k) risks involved in developing software solutions and integrating them with third-party software and services; (l) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (m) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; and (n) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

###